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                                                                    EXHIBIT 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT

        The Company believes that the following factors could cause actual results to differ materially from those in forward-looking statements set forth in this Form 10-K.

1. The Company's ability to grow through affiliations with additional orthodontic practices or other identified means, including internal practice growth, additional satellite offices, and De Novo practices.

2. The Company's ability to identify suitable affiliation candidates and to profitably manage or successfully integrate new Allied Practices with the Company and its existing Allied Practices.

3. The Company's ability to favorably resolve disputes concerning claims of alleged defaults by the Company under agreements with its Allied Practices.

4. The Company's dependence on the ability of its Allied Practices to recruit and employ replacement orthodontists and pediatric dentists as current orthodontists and pediatric dentists retire or terminate their employment agreements with the Allied Practices.

5. Challenges to the enforceability of the Company's agreements with its Allied Practice and the cost of enforcing such agreements in the event the Allied Practices enter into litigation with the Company.

6. The level of competition in the practice management industries and the professions of orthodontics and pediatric dentistry.

7. Regulatory development and changes in the United States healthcare system and dental and orthodontic professions, including accounting standards applicable thereto, that may affect the profitability of the Company or the enforceability of the Company's operative agreements with its Allied Practices and Allied Practitioners.

8. The Company's dependence on revenues generated by the Allied Practices and the Company's ability to collect amounts owed by the Allied Practices.

9. The Company's ability to secure capital, and the related cost of such capital, needed to fund the future growth of the Company.

10. The Company's stock price may adversely affect its ability to raise capital, its relations with stockholders, including orthodontists and pediatric dentists at the Allied Practices, and its listing on a nationally recognized stock exchange.

11. The Company's ability to retain key personnel and staff the Allied Practices with appropriate qualified personnel.

12.  The continued availability to the Company of adequate insurance.

13. The Allied Practices' reputation for delivering high-quality patient care and their ability to attract and retain patients.

       The foregoing factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosures previously made by the Company. All capitalized terms used in this Exhibit 99.1 not otherwise defined herein have the same meanings as prescribed to such terms in the Form 10-K.